                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                ----------------------------------------------------

                                     SCHEDULE 13G

                Information Statement pursuant to Rule 13d-1 and 13d-2

                               (AMENDMENT NO.   1   )*



                                 Calpine Corporation
               ----------------------------------------------------
                                   (NAME OF ISSUER)



                                     Common Stock
                ----------------------------------------------------
                           (TITLE OF CLASS OF SECURITIES)



                                      131347106
                ----------------------------------------------------
                                    (CUSIP NUMBER)

                ----------------------------------------------------


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           (CONTINUED ON FOLLOWING PAGE(S))

CUSIP NO.                                         Page 2 of 7 Pages
  131347106


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON                06-1051282
   S.S. OR I.R.S. IDENTIFICATION NO.
   HL Investment Advisors, Inc.

-------------------------------------------------------------------------------

2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
      (A) [    ]
      (B) [    ]

-------------------------------------------------------------------------------

3  SEC USE ONLY

-------------------------------------------------------------------------------

4  CITIZENSHIP OR PLACE OF ORGANIZATION

                 Connecticut

-------------------------------------------------------------------------------

NUMBER OF SHARES                     5 SOLE VOTING POWER
BENEFICIALLY
OWNED AS OF                          ------------------------------------------
DECEMBER 31, 1996                    6 SHARED VOTING POWER
BY EACH REPORTING                      1,735,000
PERSON WITH                          ------------------------------------------
                                     7 SOLE DISPOSITIVE POWER
                                     ------------------------------------------
                                     8 SHARED DISPOSITIVE POWER
                                       1,735,000
                                     ------------------------------------------
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
  REPORTING PERSON
                     1,735,000

(Not to be construed as an admission of beneficial ownership)

-------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
   EXCLUDES CERTAIN SHARES*
                  /----/
                  /----/

-------------------------------------------------------------------------------

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     8.7%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*
               IA
-------------------------------------------------------------------------------

CUSIP NO.                                         Page 3 of 7 Pages
131347106

-------------------------------------------------------------------------------
1 NAME OF REPORTING PERSON
  S.S. OR I.R.S. IDENTIFICATION NO.

    Hartford Investment Financial Services Company
                                 06-1472211
-------------------------------------------------------------------------------

2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
         (A) [    ]
         (B) [    ]
-------------------------------------------------------------------------------
3 SEC USE ONLY
-------------------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION
    Delaware
-------------------------------------------------------------------------------

NUMBER OF SHARES                     5 SOLE VOTING POWER
BENEFICIALLY                         ------------------------------------------
OWNED AS OF                          6 SHARED VOTING POWER
DECEMBER 31, 1996                        151,000
BY EACH REPORTING                    ------------------------------------------
PERSON WITH                          7 SOLE DISPOSITIVE POWER
                                     ------------------------------------------
                                     8 SHARED DISPOSITIVE POWER
                                         151,000
-------------------------------------------------------------------------------

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
  REPORTING PERSON     151,000

  (Not to be construed as an admission of beneficial ownership)

-------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
   EXCLUDES CERTAIN SHARES*       /----/
                                  /----/
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.8%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*
             IA
-------------------------------------------------------------------------------

CUSIP NO.                                         Page 4 of 7 Pages
131347106

-------------------------------------------------------------------------------
1 NAME OF REPORTING PERSON
  S.S. OR I.R.S. IDENTIFICATION NO.

    Hartford Capital Appreciation Fund, Inc.
                                 22-2481744
-------------------------------------------------------------------------------
2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
      (A) [    ]
      (B) [    ]
-------------------------------------------------------------------------------
3 SEC USE ONLY
-------------------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION
    Maryland
-------------------------------------------------------------------------------

NUMBER OF SHARES                     5 SOLE VOTING POWER
BENEFICIALLY                         ------------------------------------------
OWNED AS OF                          6 SHARED VOTING POWER
DECEMBER 31, 1996                      1,625,000
BY EACH REPORTING                    ------------------------------------------
PERSON WITH                          7 SOLE DISPOSITIVE POWER
                                     ------------------------------------------
                                     8 SHARED DISPOSITIVE POWER
                                       1,625,000
-------------------------------------------------------------------------------
9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
  REPORTING PERSON     1,625,000

(Not to be construed as an admission of beneficial ownership)
-------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
   EXCLUDES CERTAIN SHARES*       /----/
                                  /----/
-------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             8.1%
-------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*
             IV
-------------------------------------------------------------------------------

CUSIP NO.                                         Page 5 of 7 Pages
  131347106

Item 1(a) Name of Issuer:
                       Calpine Corporation

Item 1(b) Address of Issuer's Principal Executive Offices:
                    50 West San Fernando Street
                    San Jose, CA 95113

Item 2(a) Name of Person Filing:
                    HL Investment Advisors, Inc.
                    Hartford Investment Financial Services Company Hartford Capital Appreciation Fund, Inc.

Item 2(b) Address of Principal Business Office:
                    200 Hopmeadow Street
                    Simsbury, CT 06070

Item 2(c) Citizenship:
               HL Investment Advisors, Inc. - Connecticut
               Hartford Investment Financial Services Company - Delaware Hartford Capital Appreciation Fund, Inc. - Maryland

Item 2(d) Title of Class of Securities:
                    Common Stock

Item 2(e) CUSIP Number:
                    131347106

Item 3.   Type of Reporting Person:
          HL Investment Advisors, Inc., as a registered investment adviser. Hartford Investment Financial Services Company, as a registered investment adviser.
          Hartford Capital Appreciation Fund, Inc., as a registered investment management company.

Item 4.   Ownership as of December 31, 1997:

          (a)  Amount Beneficially Owned:
          1,886,000 shares of common stock beneficially owned including:

                                                      Number of Shares
                                                      ----------------
          HL Investment Advisors, Inc.                      1,735,000
          Hartford Investment Financial Services Company      151,000
          Hartford Capital Appreciation Fund, Inc.          1,625,000
          The Hartford Capital Appreciation Fund              135,000
          Hartford Small Company Fund, Inc.                   110,000
          The Hartford Small Company Fund                      16,000

CUSIP NO.                                         Page 6 of 7 Pages
  131347106

               (b)  Percent of Class:      9.4%

               (c) For information on voting and dispositive power with respect to the above listed shares, see items 5-8 of cover pages.

Item 5.   Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ( )

Item 6.   Ownership of More than Five Percent on behalf of Another Person: N/A


Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company: N/A

Item 8.   Identification and Classification of Members of the Group:       N/A

Item 9.   Notice of Dissolution of Group:    N/A

Item 10.  Certification:

      By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP NO.                                         Page 7 of 7 Pages
  131347106


          Signature
          ---------

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 12, 1998        HL Investment Advisors, Inc.
      -----------------

                         BY:  /s/ Joseph H. Gareau
                              -------------------------------------
                              Joseph H. Gareau
                              President


                              Hartford Investment Financial Services Company


                         BY:  /s/ Joseph H. Gareau
                              -------------------------------------
                              Joseph H. Gareau
                              Executive Vice President - Investments


                              Hartford Capital Appreciation Fund, Inc.


                         BY:  /s/ Joseph H. Gareau
                              -------------------------------------
                              Joseph H. Gareau
                              President



*Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, between HL Investment Advisors, Inc., Hartford Investment Financial Services Company and Hartford Capital Appreciation Fund, Inc.,this
Schedule 13G is filed on behalf of each of them.

                                      EXHIBIT I



                                JOINT FILING AGREEMENT


          Each of the undersigned hereby agrees that the Schedule 13G filed herewith is filed jointly, pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, on behalf of each of them.

Dated: February 12, 1998
       -----------------

                              HL Investment Advisors, Inc.


                         BY:  /s/ Joseph H. Gareau
                              ------------------------------
                              Joseph H. Gareau
                              President


                              Hartford Investment Financial Services Company


                         BY:  /s/ Joseph H. Gareau
                              ------------------------------
                              Joseph H. Gareau
                              Executive Vice President - Investments


                              Hartford Capital Appreciation Fund, Inc.


                         BY:  /s/ Joseph H. Gareau
                              ------------------------------
                              Joseph H. Gareau
                              President